ENTEST GROUP, INC. AND ZANDER THERAPEUTICS, INC. AGREEMENT

Zander Therapeutics, Inc. agrees to purchase 3,500,000 Series A preferred Shares of Regen Biopharma, Inc. (“Shares”) from Entest Group, Inc. (“Owner”) for the price of $35,000 USD cash. Latest closing price for these shares is .028 US$ per share or total value of $98,000.

Owner acknowledges that Shares are free of any encumbrances and able to be transferred to Zander Therapeutics, Inc.

Signed in Agreement:

/s/David Koos
By: David Koos, CEO
ENTEST GROUP,INC.

/s/David Koos
By: David Koos, CEO
ZANDER THERAPEUTICS, INC.